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For Release
December 31, 2019; 4:30 p.m.

AMERANT ANNOUNCES REDEMPTION OF $26.8 MILLION OF TRUST PREFERRED SECURITIES

Coral Gables, Fla. (Dec. 31, 2019) - Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) (the “Company”) announced today that it has called for redemption of all $26.8 million of its outstanding 8.90% trust preferred capital securities issued by its Capital Trust I. The Capital Trust I securities are being redeemed January 30, 2020 at the contractual call price of 100.00%. All related junior subordinated debentures issued by the Company to this Trust will be repaid as part of the redemption transaction.
Millar Wilson, the Company’s Vice-Chairman and Chief Executive Officer, stated: “This redemption of our most expensive fixed rate trust preferred securities currently outstanding will reduce our annual interest expense by approximately $2.4 million. It further reflects the active steps we are taking to continue improving profitability."

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About Amerant Bancorp
Amerant Bancorp Inc. (NASDAQ: AMTB and AMTBB) is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), and its subsidiaries, Amerant Investments, Inc., Amerant Trust, N.A, and Elant Bank and Trust Ltd. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for 40 years, is the largest community bank headquartered in Florida. The Bank operates 26 banking centers-18 in South Florida and 8 in the Houston, Texas area-and loan production offices in Dallas, Texas and New York, New York.  Please visit www.amerantbank.com or https://investor.amerantbank.com for more information.